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                                                                     EXHIBIT 2.4

                                     [LOGO]

                                  BANQUE WORMS
                                HONG KONG BRANCH

39th FLOOR                                                 TELEPHONE: 28028382
CENTRAL PLAZA                                              TELEX: 60139 WORHK HX
18 HARBOUR ROAD                                            FAX: 28028065
HONG KONG


5 September, 1995


Nam Tai Electronic & Electrical Products Ltd
Unit 513-520
No. 1 Hung To Road
Kwun Tong, Kowloon

Attn.: Mr Tadao Murakami, President

Dear Sirs

We are pleased to advise that the following credit facilities have been made available for NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LTD until further notice:-

CREDIT FACILITIES

Line (01)     US$7,000,000 (UNITED STATES DOLLARS SEVEN MILLION ONLY)

              - For opening letters of credit.

              Sublimit 01-1
              US$4,000,000 (UNITED STATES DOLLARS FOUR MILLION ONLY)

              - For trust receipt loans up to 90 days; and/or

              - For issuing shipping guarantee under letters of credit issued by us; and/or

              - For discounting sight D/P bills drawn on customers acceptable to us; and/or

              - For short term loan up to 90 days and/or overdraft up to
                HK$3,900,000.

Line (02)     US$1,000,000 (UNITED STATES DOLLARS ONE MILLION ONLY)

              - For negotiation of export bills under letters of credit with discrepancies supported by your letter or guarantee; and/or

              - For advance against export bills up to 30 days under letters of credit sent for collection.

Line (03)     US$4,000,000 (UNITED STATES DOLLARS FOUR MILLION ONLY)

              - For booking foreign exchange contracts up to 180 days.


                 INCORPORATED IN FRANCE WITH LIMITED LIABILITY

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5 September, 1995
Nam Tai Electronic & Electrical Products Ltd

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COMMISSION AND INTEREST RATE

(i)      Bills Commission          -  1/4% for the first US$50,000
                                      1/8% for balance up to US$150,000
                                      1/12% for balance up to US$250,000
                                      1/24% for balance

(ii)     Bills interest            -  3/4% p.a. over cost of fund

(iii)    Short term loan interest  -  1% p.a. over cost of fund

(iv)     Overdraft interest        -  1/4% p.a. over Prime

All interest rates are subject to fluctuation at our discretion.

CONDITIONS

The availability of the credit facilities is subject to:-

(1)      Corporate guarantee of Nam Tai Electronics Inc for US$8,400,000;

(2) Undertaking by Nam Tai Electronic & Electrical Products Ltd not to pledge any of their existing or future assets to any third party;

(3) Evidence confirming the release of all existing tangible securities currently pledged to other bankers; and

(4) Submission of audited annual and unaudited half yearly financial statements of Nam Tai Electronic & Electrical Products Ltd and Nam Tai Electronics Inc for our review as soon as possible but no later than 180 days and 60 days from respective closing dates.

Usage of the above facilities is subject to our availability of funds and completion of our normal banking documentation as well as the usual requirement that there be no materially adverse changes in the financial conditions of your group. As a general banking practice, we reserve our overriding right of demand for repayment of principal plus interest.

LIEN AND SET OFF

We shall be entitled to exercise, without notice, our right of lien and our right to set off and combine your account(s) with us in or towards satisfaction of your indebtedness to us in respect to the facilities whenever due.

EXPENSES

You shall pay to us upon demand all costs, charges and expenses (including legal expenses on a full indemnity basis, stamp, registration, or other duties) incurred by us in connection with the enforcement of or preservation of any rights hereunder or in connection with the facilities.
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5 September, 1995
Nam Tai Electronic & Electrical Products Ltd

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GOVERNING LAW

The above facilities and this letter shall be governed by and construed in accordance with the Laws of Hong Kong.

This letter supersedes all our previous letters of facilities offer.

As a token of your understanding and acceptance of the above terms and conditions, please sign and return the duplicate of this letter together with your Board Resolutions authorizing borrowing from our bank under the aforesaid terms.

We thank you for this opportunity to be of continued service to you and look forward to a mutually beneficial relationship and closer working relationship with your group.


Yours faithfully
per pro BANQUE WORMS HONG KONG BRANCH


/s/ MAXWELL YEUNG

Maxwell Yeung
Assistant General Manager